                                                                     EXHIBIT 8.1

                                January 25, 2000



East/West Communications, Inc.
350 Stuyvesant Avenue
Rye, New York 10580

Re:  Material United Stated Federal Income Tax Consequences of the East/West
     Merger

Ladies and Gentlemen:

       We have acted as tax counsel for East/West Communications, Inc., a Delaware corporation ("East/West"), in connection with the proposed merger (the "East/West Merger") of East/West with and into Omnipoint Corporation, a Delaware corporation ("Omnipoint"), pursuant to an Agreement and Plan of Merger, dated as of October 22, 1999, (the "Merger Agreement") by and between East/West and Omnipoint.

       In connection with the filing by Omnipoint of a registration statement (the "Registration Statement") on Form S-4, which includes the proxy statement/prospectus relating to the Merger Agreement, East/West has requested our opinion regarding certain material United States federal income tax consequences of the East/West Merger. In providing our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in (i) the Merger Agreement, (ii) the Registration Statement to be filed by Omnipoint with the Securities and Exchange Commission (the "SEC"), to which this opinion appears as an exhibit, (iii) the certificates that will be delivered to us at the effective time of the East/West Merger by officers of East/West, Omnipoint, VoiceStream Wireless Corporation and VoiceStream Holdings Corporation, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

       Subject to the limitations set forth herein, the statements in the Registration Statement set forth under the caption "Material United Stated Federal Income Tax Consequences of the East/West Merger," to the extent such statements constitute matters of law, summaries of legal matters or legal conclusions, are the opinion of Latham & Watkins as to the material federal income tax consequences relevant to (i) holders of East/West common stock who, pursuant to the East/West Merger, exchange their East/West common stock for either Omnipoint common stock, Omnipoint Series E Preferred Stock or VoiceStream Holdings common stock, as the case may be, and (ii) holders of East/West preferred stock whose stock is acquired pursuant to the East/West Merger for cash. No opinion is expressed as to any matter not discussed herein.

       This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you or your shareholders of any new developments in the application or interpretation of the United States federal income tax laws after the effectiveness of the Registration Statement. In addition, any variation or difference in the facts, representations or assumptions recited or referred to hereinabove, could affect the conclusions stated herein.

       This opinion is rendered to you for use in connection with the filing of the Registration Statement with the SEC and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein.

                                Very truly yours,
                              /s/ Latham & Watkins